EXHIBIT (a)




                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              DECLARATION OF TRUST

                            MERRIMAN INVESTMENT TRUST



     The undersigned, being the Secretary of Merriman Investment Trust (the "Trust"), a Trust with transferable shares of the type commonly called a Massachusetts business trust, does hereby certify that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust dated December 19, 1987, as amended (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on October 19, 2000, the name of the Merriman Flexible Bond Fund was changed to "Merriman High Yield Bond Fund" effective January 1, 2001, and the first sentence of Section 6.2 of ARTICLE VI of the Declaration of Trust was amended to read as follows:

     Without limiting the authority of the Trustees set forth in Section 6.1(a) hereof, to establish and designated further Funds, there is hereby established and designated "Merriman High Yield Bond Fund," "Merriman Growth & Income Fund," "Merriman Capital Appreciation Fund," "Merriman Asset Allocation Fund," "Merriman Leveraged Growth Fund," and "Merriman Strategic Equity Fund."

     IN WITNESS WHEREOF, the undersigned has set his hand and seal this 20 day of December, 2000.


                                    William L. Notaro
                                    Secretary



                                 acknowledgement

State of Washington        }
                           }  ss.
King County                }                                   December 20, 2000

     Then personally appeared the above, William L. Notaro, and acknowledged the foregoing instrument to be his free act and deed before me,


                                    Notary Public:  Kimberly K. Bourassa
                                    My Commission Expires: 02-05-01

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